April 30, 2026

Segall Bryant & Hamill Trust

225 Pictoria Drive, Suite 450

Cincinnati, Ohio 45246

Re:	Segall Bryant & Hamill Trust

1933 Act File No. 002-75677 - Post-Effective Amendment No. 154 and

1940 Act File No. 811-03373 - Post-Effective Amendment No. 155

filed with the Securities and Exchange Commission on April 30, 2026

each such amendment to the Registration Statement of the Trust on Form N-1A

Ladies and Gentlemen:

We have acted as counsel for Segall Bryant & Hamill Trust, a Massachusetts business trust (the “Trust”), in connection with the registration by the Trust of shares of beneficial interest, no par value (the “Shares”), of the classes (the “Classes”) of the funds listed on Exhibit A attached hereto (the “Funds”), each a series of the Trust, described in the above-referenced filing (the “Registration Statement”), under the Securities Act of 1933, as amended (the “1933 Act”).

The Trust is authorized to issue an unlimited number of shares of beneficial interest. The Board of Trustees of the Trust (the “Board”) has the power to classify and reclassify any unissued shares of beneficial interest into one or more classes of shares and to classify or reclassify any class of shares into one or more series of shares. You have asked for our opinion on certain matters relating to the Shares. The Board has previously authorized the issuance of the Shares to the public.

We have reviewed (i) the Trust’s Amended and Restated Declaration of Trust, as further amended (the “Declaration of Trust”); (ii) its Amended and Restated Code of Regulations, as further amended (the “Bylaws” and together with the Declaration of Trust, the “Governing Documents”); (iii) resolutions adopted by its Board (the “Resolutions”); (iv) certificates of public officials; (v) a printer’s proof of the Registration Statement dated April 30, 2026; and (vi) such other legal and factual matters as we have considered necessary.

This opinion is based exclusively on the laws of the Commonwealth of Massachusetts and the federal law of the United States of America. The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the Massachusetts Statutory Trust Act and the provisions of the Investment Company Act of 1940 (the “1940 Act”) that are applicable to equity securities issued by open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws. We express no opinion with respect to any other laws.

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Segall Bryant & Hamill Trust

April 30, 2026

We have also assumed the following for this opinion:

1. The Governing Documents and the Resolutions authorizing the issuance of the Shares have not been amended, modified, or withdrawn and will be in full force and effect on the date of the issuance of the Shares.

2. The Shares have been, and will continue to be, issued in accordance with the Trust’s Governing Documents, and the Resolutions relating to the creation, authorization and issuance of the Shares.

3. The Shares have been, or will be, issued against consideration therefor as described in the Trust’s prospectuses relating thereto, and that such consideration was, or will be, per share in each case at least equal to the applicable net asset value.

4. Each document submitted to us is accurate and complete, the signatures on all original documents are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies thereof conform to the original, and all documents are duly executed and delivered where due execution and delivery are prerequisites of the effectiveness thereof.

5. Any and all conditions established by the Resolutions to the authorization and issuance of the Shares will have been satisfied in full prior to, and in respect of, such issuance.

6. All natural persons identified to us have legal capacity, and persons identified to us as officers of the Trust are actually serving in such capacity, and the representations of officers of the Trust are correct as to matters of fact.

7. All applicable securities laws will be complied with and the Registration Statement with respect to the offering of the Shares will be effective.

8. The Registration Statement, as filed with the Securities and Exchange Commission, will be in substantially the form of the proof referred to above.

9. The Trust is in compliance with the 1940 Act and such other laws and regulations.

We have not independently verified any of these assumptions.

Based on the foregoing, it is our opinion that: (i) the Shares have been duly authorized and, when sold as contemplated in the Registration Statement, including receipt by the Trust of full payment for the Shares and compliance with the 1933 Act, the 1940 Act and applicable state law regulating the offer and sale of securities, will be validly issued Shares of the Trust; and (ii) purchasers of the Shares will not have any obligation to make payments to the Trust or its creditors (other than the purchase price for the Shares) or contributions to the Trust or its creditors solely by reason of the purchasers’ ownership of the Shares.

Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, order or other undertaking issued by or on behalf of the Trust or the Trustees relating to the Trust or any class of shares of beneficial interest of the Trust. The Declaration of Trust provides for indemnification out of the assets of the particular class of shares for all losses and expenses of any shareholder of that class held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder’s incurring financial loss on account of shareholder liability is limited to circumstances in which that class of shares itself would be unable to meet its obligations.

Segall Bryant & Hamill Trust

April 30, 2026

We hereby consent to the prospectus discussion of this opinion, the reproduction of this opinion as an exhibit, and being named in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Davis Graham & Stubbs LLP
DAVIS GRAHAM & STUBBS LLP

Segall Bryant & Hamill Trust

April 30, 2026

Exhibit A

List of Funds

Open-end mutual funds		Classes
Funds	Fund Designation	Retail Class	Institutional Class
Barrett Growth Fund	“TT”	BGRWX	-
Barrett Opportunity Fund	“SS”	SAOPX	-
Segall Bryant & Hamill All Cap Fund	“MM”	SBRAX	SBHAX
Segall Bryant & Hamill Colorado Tax Free Fund	“S”	WTCOX	WICOX
Segall Bryant & Hamill Emerging Markets Fund	“NN”	SBHEX	SBEMX
Segall Bryant & Hamill Global All Cap Fund	“I”	WTMVX	WIMVX
Segall Bryant & Hamill International Equity Fund	“UU”	CIQRX	CIEQX
Segall Bryant & Hamill International Small Cap Fund	“OO”	SBHSX	SBSIX
Segall Bryant & Hamill Municipal Opportunities Fund	“JJ”	WTTAX	WITAX
Segall Bryant & Hamill Plus Bond Fund	“H”	WTIBX	WIIBX
Segall Bryant & Hamill Quality High Yield Fund	“G”	WTLTX	WILTX
Segall Bryant & Hamill Small Cap Core Fund	“QQ”	SBHCX	SBASX
Segall Bryant & Hamill Small Cap Growth Fund	“HH”	WTSGX	WISGX
Segall Bryant & Hamill Small Cap Value Fund	“PP”	SBRVX	SBHVX

EXCHANGE-Traded funds
Funds	Fund Designation	Class
Segall Bryant & Hamill Select Equity ETF	“RR”	“Shares”